EXHIBIT 10.32

Silicon Valley Bank

Amendment to Loan Documents

Borrower:     Internap Network Services Corporation

Date:              March 25, 2003

THIS AMENDMENT TO LOAN DOCUMENTS is entered into between Silicon Valley Bank (“Silicon”) and the borrower named above (“Borrower”).

The Parties agree to amend the Loan and Security Agreement between them, dated October 21, 2002 (as otherwise amended, if at all, the “Loan Agreement”), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Loan Agreement.)

1.        Addition of Letter of Credit Sublimit Provision. Section 1.6 of the Loan Agreement is hereby amended in its entirety to read as follows:

1.6 Letters of Credit. At the request of Borrower, Silicon may, in its good faith business judgment, issue or arrange for the issuance of letters of credit for the account of Borrower, in each case in form and substance satisfactory to Silicon in its sole discretion (collectively, “Letters of Credit”). The aggregate face amount of all Letters of Credit from time to time outstanding shall not exceed the amount shown on the Schedule (the “Letter of Credit Sublimit”), and shall be reserved against Loans which would otherwise be available hereunder, and in the event at any time there are insufficient Loans available to Borrower for such reserve, Borrower shall deposit and maintain with Silicon cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement. Borrower shall pay all bank charges (including charges of Silicon) for the issuance of Letters of Credit, together with such additional fee as Silicon’s letter of credit department shall charge in connection with the issuance of the Letters of Credit. Any payment by Silicon under or in connection with a Letter of Credit shall constitute a Loan hereunder on the date such payment is made. Each Letter of Credit shall have an expiry date no later than thirty days prior to the Maturity Date. Borrower hereby agrees to indemnify and hold Silicon harmless from any loss, cost, expense, or liability, including payments made by Silicon, expenses, and reasonable attorneys’ fees incurred by Silicon arising out of or in connection with any Letters of Credit. Borrower agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Silicon and opened for Borrower’s account or by Silicon’s interpretations of any Letter of Credit issued by Silicon for Borrower’s account, and Borrower understands and agrees that Silicon shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto. Borrower understands that Letters of Credit may require Silicon to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify and hold Silicon harmless with respect to any loss, cost, expense, or liability incurred by Silicon under any Letter of Credit as a result of Silicon’s indemnification of any such issuing bank. The provisions of this Loan Agreement, as it pertains to Letters of Credit, and any other Loan Documents relating to Letters of Credit are cumulative.

2.        Modified Credit Limit. Subclause (A) of the Credit Limit set forth in Section 1 of the Schedule to Loan and Security Agreement is hereby amended in its entirety to read as follows:

(A) The lesser of (i) $20,000,000 (referred to herein as the “Maximum Revolving Credit Limit” ) at any one time outstanding; or (ii) the sum of (a) up to 80% (the “Advance Rate”) of the amount of Borrower’s Eligible Accounts (as defined in Section 8 above) and (b) up to 50% of the aggregate amount of unrestricted cash and cash equivalents maintained at accounts at Silicon (provided that availability hereunder shall be reduced, as and when applicable, pursuant to the terms of clause (B) below); PLUS

3.        Modified Definition of Debt Service Coverage Ratio. The term “Debt Service Coverage Ratio” set forth in Section 1 of the Schedule to Loan and Security Agreement is hereby amended in its entirety to read as follows:

The term “Debt Service Coverage Ratio” shall mean, on a consolidated basis, as of any date of determination with respect to the then immediately preceding three month period, the ratio of (a) net income of Borrower before net interest, depreciation and other non-cash amortization expenses of Borrower, less unfunded capital expenditures, relating to the then immediately preceding three month period, determined in accordance with GAAP, consistently applied, to (b) the amount of Borrower’s obligations relating to the payment of interest for such three month period plus the principal amounts due during such three month period regarding Borrower’s outstanding long term indebtedness, including, without limitation, obligations relating to capitalized leases, with all of the foregoing determined in accordance with GAAP, consistently applied.

4.        Addition of Letter of Credit Sublimit in Schedule. The following is hereby added to Section 1 of the Schedule to Loan and Security Agreement immediately preceding the paragraph entitled “Credit Card Sublimit” and shall read as follows:

Letter of Credit
Sublimit

(Section 1.6):                                               $2,100,000.

5.        Modified Loan Fee. The sentence in that portion of Section 3 of the Schedule to Loan and Security Agreement entitled “Loan Fee” that currently reads as follows:

Further, on the anniversary of this Agreement, Borrower shall pay an additional fee of $75,000, which shall be fully due and payable on such date, which shall be in addition to interest and all other amounts otherwise payable hereunder and which shall not, under any circumstances, be refundable.

is hereby amended in its entirety to read as follows:

Further, on the anniversary of this Agreement, Borrower shall pay an additional fee of $100,000, which shall be fully due and payable on such date, which shall be in addition to interest and all other amounts otherwise payable hereunder and which shall not, under any circumstances, be refundable.

6.        Modified Maturity Date Provision. Section 4 of the Schedule to Loan and Security Agreement is hereby amended in its entirety to read as follows:

4. MATURITY DATE

(Section 6.1):          October 21, 2004.

Notwithstanding the foregoing, with respect to the Term Loan and related Obligations: As set forth in Section 1.1 above regarding the Term Loan.

Notwithstanding the foregoing, with respect to the Existing Equipment Advances: As set forth in Section 1.1 above regarding the Existing Equipment Advances.

7.        Covenant Regarding Clean-Up Period. Borrower hereby covenants and agrees that by the close of business on the 15th of each month (or the first Business Day after the 15th if such day is not a Business Day), the amount of Revolving Advances and related Obligations shall not exceed the sum of (a) up to 80% of the amount of Borrower’s Eligible Accounts (as defined in Section 8 above) and (b) up to 25% of the aggregate amount of unrestricted cash and cash equivalents maintained at accounts at Silicon (subject to the Maximum Credit Limit set forth above).

8.        Fee. In consideration for Silicon entering into this Amendment, Borrower shall concurrently pay Silicon a fee in the amount of $22,000, which shall be non-refundable and in addition to all interest and other fees payable to Silicon under the Loan Documents. Silicon is authorized to charge said fee to Borrower’s loan account.

9.        Representations True. Borrower represents and warrants to Silicon that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct as of the date hereof.

10.      General Provisions. This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Silicon and Borrower, and the other written documents and agreements between Silicon and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Silicon and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

Borrower: INTERNAP NETWORK SERVICES CORPORATION		Silicon: SILICON VALLEY BANK
By		By

	President or Vice President	Title

By

Secretary or Ass’t Secretary

CONSENT

The undersigned acknowledges that his consent to the foregoing Agreement is not required, but the undersigned nevertheless does hereby consent to the foregoing Agreement and to the documents and agreements referred to therein and to all future modifications and amendments thereto, and any termination thereof, and to any and all other present and future documents and agreements between or among the foregoing parties. Nothing herein shall in any way limit any of the terms or provisions of the Continuing Guaranty of the undersigned, all of which are hereby ratified and affirmed.

CO SPACE, INC.	CO SPACE CONSTRUCTION, LLC

By:	By: Co Space Services, LLC, its sole member

Title:

By: Co Space, Inc., its sole member

By

Title

CO SPACE SERVICES, LLC	CO SPACE SERVICES TEXAS, L.P.

By: Co Space, Inc., its sole member	By: Co Space Services, LLC, its general partner
By

Title	By: Co Space, Inc., its sole member

By

Title

CO SPACE PROPERTIES, LLC	CO SPACE PROPERTIES TEXAS, L.P.

By: Co Space Services, LLC, its sole member	By: Co Space Services, LLC, its general partner

By: Co Space, Inc., its sole member	By: Co Space, Inc., its sole member

By	By

Title	Title

VPNX.COM, INC.
By

Title